UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 5, 2009

Borland Software Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-10824	94-2895440
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

8310 North Capital of Texas Highway, Building 2, Suite 100, Austin, Texas		78731
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(512) 340-2200

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Amendment to Compensation Terms for Erik E. Prusch:

On February 5, 2009, the Compensation Committee of the Board of Directors of Borland Software Corporation ("Borland" or the "Company") approved an amendment to the target bonus of Erik E. Prusch, the Company’s Acting President and Chief Executive Officer and the Chief Financial Officer. When Mr. Prusch was appointed as the Company’s Chief Financial Officer in November 2006, his employment agreement provided for a bonus target equal to 50% of his annual base salary of $425,000. Mr. Prusch now has a bonus target equal to 100% of his annual base salary, which remains at $425,000. The bonus may be earned under the Company’s Incentive Compensation Plan, which requires that Company and individual goals be met before any bonus may be paid.

Appointment of Senior Vice President of Research and Development:

On February 5, 2009, the Board of Directors of the Company promoted Chuck Maples as Borland’s Senior Vice President of Research and Development. Mr. Maples previously served as Borland’s Vice President of Products and reported to Pete Morowski, Borland’s former Senior Vice President of Research and Development. In connection with the appointment of Mr. Maples, the Company and Mr. Maples entered into an employment agreement and addendum, dated February 9, 2009 (the "Addendum" and, together with the employment agreement, the "Employment Agreement").

Under the Employment Agreement, Mr. Maples will be paid an annual base salary of $210,000 and shall be eligible to receive a bonus equal to 50% of his base salary under the Company’s Incentive Compensation Plan based upon the achievement of certain corporate and individual performance targets. Mr. Maples will also continue to be entitled to participate in the Company’s benefit plans.

Pursuant to the Employment Agreement, Mr. Maples will be granted an option to purchase 150,000 shares of the Company’s common stock. Such option will vest over four years, subject to Mr. Maples’ continued employment, with 25% of the shares vesting on the first anniversary of the grant date and 1/48th of the shares vesting each month thereafter. In the event Mr. Maples is terminated without cause in connection with a change in control of the Company, 100% of the unvested shares subject to such option shall automatically vest. The Compensation Committee of the Board of Directors has approved the terms and conditions of the Employment Agreement and the grant of the stock option. The grant date of the stock option will be February 27, 2009, which will be the last business day during the month in which he was hired, and the stock option will have an exercise price equal to the fair market value of the Company’s common stock on the close of trading on the date of grant.

The Employment Agreement also provides for severance benefits in the event of an involuntary termination of Mr. Maples’ employment without cause, a voluntary termination of employment as a result of a constructive termination or the failure of the Company to obtain the assumption of the Addendum by any acquirer of the Company (each a "Qualifying Termination"). With respect to a Qualifying Termination that is not in connection with a change in control, the Addendum provides for (i) a severance payment equal to 50% of Mr. Maples’ annual base salary less applicable withholding obligations, and (ii) continuation of health coverage by having the Company pay Mr. Maples’ COBRA premiums for up to 12 months.

With respect to a Qualifying Termination that is in connection with a change in control and within the period beginning 2 months before and ending 12 months following the consummation of a change in control of the Company, the Employment Agreement provides for (i) a severance payment equal to 100% of Mr. Maples’ annual base salary less applicable withholding obligations, and (ii) continuation of health coverage by having the Company pay Mr. Maples’ COBRA premiums for up to 12 months. Mr. Maples will be required to execute a release in favor of the Company in order to receive any severance payment.

Mr. Maples previously agreed to be bound by the Company’s standard employee confidentiality and assignment of inventions agreement and this agreement will continue in force.

The description of the Employment Agreement in this Item 5.02 is qualified in its entirety by reference to the Employment Offer Letter and Addendum attached hereto as Exhibit 10.87.

Prior to his appointment as the Senior Vice President of Research and Development, Mr. Maples, age 55, served as Borland’s Vice President of Products since January 2007. Prior to Borland, from April 2006 to January 2007, Mr. Maples served as Senior Director of Products at Vignette Corporation, a web content management solutions company. From September 2005 to April 2006, Mr. Maples served as Vice President of Development at BetweenMarkets, Inc., an on-demand software company. From September 2203 to September 2005, Mr. Maples served as the Director of Software Development at Dell, Inc., a computer hardware company. Mr. Maples holds a B.S. Degree in Business Administration from the University of Louisiana.

Item 9.01 Financial Statements and Exhibits.

Exhibit 10.87. Employment Agreement and Addendum between Borland Software Corporation and Chuck Maples, dated February 9, 2009

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Borland Software Corporation

February 11, 2009	By:	/s/ Erik E. Prusch

Name: Erik E. Prusch
Title: Acting President & Chief Executive Officer; Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

10.87	Exhibit 10.87. Employment Agreement and Addendum between Borland Software Corporation and Chuck Maples, dated February 9, 2009